Exhibit 10.2
January 19, 2023

Harshavardhan V. Agadi

Re:    Employment Agreement
Dear Harsha:
The purpose of this Employment Agreement (this “Agreement”) is to set forth the terms and conditions you (the “Executive”) and Flotek Industries, Inc., and its subsidiaries and related entities (“Flotek” or the “Company”) have agreed to regarding your new role as the Company’s interim Chief Executive Officer.
1.Term. The term of Executive’s employment under this Agreement is the period commencing on January 20, 2023 (the “Effective Date”) and continuing for three (3) months (such period, the “Term”), unless terminated earlier as set forth herein. The date that Executive’s employment terminates is referred to as the “Termination Date.”
2.Compensation and Benefits.
a.Base Salary. The Company will pay Executive $50,000 per month, less applicable withholdings, during the Term, payable in accordance with the Company’s regular payroll practices.
b.One-Time Restrictive Stock Unit Grant. On the Effective Date, and pursuant to a Stand-Alone Restricted Stock Unit Award Agreement, the Compensation Committee of the Board shall grant to Executive restricted stock units valued at $150,000 (the “RSUs”). The number of RSUs granted to Executive will be equal to the quotient (rounded down to the nearest full RSU) of the $150,000 divided by the closing price for a share of the Company’s common stock as of the end of the trading day on the New York Stock Exchange on January 19, 2023. Each of the RSUs represents a right to receive and be paid one share of the Company’s common stock, $0.0001 par value per share, on the date such RSUs vest. The RSUs will be subject to the provisions of the Stand-Alone Restricted Stock Unit Award Agreement that will provide for the RSUs to vest on the one-year anniversary of the Effective Date.
c.Benefits. During the Term, Executive is entitled to participate in any and all executive welfare and health benefit plans (including, but not limited to, life insurance, health and medical, dental, and disability plans) and other employee benefit plans. If Executive chooses not to participate in the Company’s welfare and health benefit plans, and instead maintains independent welfare and health benefit coverage, the Company will reimburse Executive for the premium payments the Company would have made on Executive’s behalf were he to participate in the Company’s welfare and health benefit plans.
3.Termination. Either the Company or Executive may terminate Executive’s employment for any reason upon thirty (30) days’ written notice. The Company may waive the (30) day notice period, provided the Company pays Executive the base salary he would have earned during the notice period.
4.Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to rules regarding conflict of laws.
5.Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document. A facsimile or scanned (e.g., .PDF, .GIF, etc.) signature shall be deemed to be an original.
IN WITNESS WHEREOF, the parties have executed this Agreement on the date(s) indicated below to be effective as of the Effective Date.

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Flotek Industries, Inc. By: /s/ David Nierenberg David Nierenberg Independent Lead Director 01/19/2023 Date	/s/ Harsha V. Agadi_ Harshavardhan V. Agadi 01/19/2023 Date